Exhibit 10(d)(2)

February 10, 2012 Amendment to
Commerce Bancshares, Inc. 1996 Incentive Stock Option Plan

A new Section 6.9, which reads as follows, shall be added:
“6.9 Notwithstanding any provision of this Plan other than Section 8.1, the Company may not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option. This prohibition includes the inability to cancel an Option at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for cash, another Award or other consideration.”